EXHIBIT 99.1

BOOMERS’ CULTURAL DEVELOPMENTS, INC.
&
KOKO PETROLEUM, INC.

OIL AND GAS ACQUISITION

NEWS RELEASE

May 19, 2006 - NV - Boomers Cultural Developments, Inc. (OTCBB:BCDI)

Boomers’ Cultural Development Inc. (hereinafter referred to as “Boomers”) has entered into an Agreement dated the 19 day of May, 2006 with KOKO Petroleum, Inc. (hereinafter referred to as “KOKO”) a Nevada company which provides for:

1.	The purchase of KOKO’s oil and gas assets in exchange for 1.5 million shares of Boomers;
2.	The assumption by Boomer of all notes, approximately $1,500,000.00 (USD), payable to lenders of KOKO;
3.	Boomers appoints a member of the KOKO board to the Boomer Board of Directors;
4.	Payment by Boomer of $150,000.00 (USD) to JMT Resources in Fort Worth, Texas as final payment of KOKO’s contract to complete its obligation for the Corsicana Polymer Flood Pilot Program;
5.	Payment of $20,000.00 (USD) and up to an additional $80,000.00 (USD) for legal and audit expenses to enable KOKO to seek full OTC BB listing; and
6.	Closing is to be on the 31st day of May, 2006.

KOKO has pursued oil and gas interests in Texas during the last two (2) years. Included in the assets being sold are three (3) producing wells in the Pecan Group zone of the McKinney lease. This lease covers 1,000 acres and has the potential to accommodate numerous drilling targets in several zones.

KOKO had funded a 50% interest in the Corsicana Polymer Flood Pilot Program for $750,000.00 (USD). The plan calls for an enhancement project in the shallow Nacotoch zone which extends over 4,000 acres. KOKO will earn 23.5% upon completion of the pilot. To date, eleven (11) wells have been drilled and completed for the pilot program.
KOKO had also acquired 10% working interests in two (2) Barnett Shale wells. Boyd #1 came on stream in February, 2006 and Inglish #2 started production in March, 2006.

The offer by Boomer gives KOKO shareholders the opportunity to participate in these ventures indirectly by ownership of the Boomer shares, Boomers will provide the necessary working capital to proceed with the oil and gas ventures.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications which may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above.